Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Registration Statement No. 333-218871

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36445	01-0801232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Derech Hashalom Street Nesher, Israel	36651
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, but are not limited to, statements related to the proposed offering of securities by NanoVibronix, Inc.. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in the filings with the Securities and Exchange Commission of the registrant. Any forward-looking statements speak only as of the date of this report and, except to the extent required by applicable securities laws, the registrant expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the registrant does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

In connection with a listing application filed by NanoVibronix, Inc. (“the Company”) to list its common stock on the Nasdaq Stock Market, the Company is disclosing under this Item 8.01 of this Current Report on Form 8-K a capitalization table which summarizes the Company’s capitalization as of June 30, 2017, (i) on an actual basis and (ii) on a pro forma as adjusted basis, which assumes, among other items, the completion of a proposed securities offering described in the Form S-1 (File No. 333-218871).

This information includes certain unaudited pro forma financial information of the Company for the six month period ended June 30, 2017 for informational purposes for interested investors.

The following table summarizes the Company’s cash and cash equivalents, certain other items from its historical consolidated balance sheet, and capitalization as of June 30, 2017:

●	on an actual basis; and

●	on a pro forma as adjusted basis, (i) to give effect to the issuance of 185,929 shares of common stock and warrants to purchase an aggregate of 139,447 shares of common stock (assuming no preferred stock in lieu of common stock are issued in the offering) upon the closing of proposed securities offering as a result of the conversion of certain of the Company’s convertible promissory notes as of June 30, 2017 (assuming no preferred stock is issued upon conversion of such notes), and (ii) to give further effect to the Company’s receipt of the net proceeds from the proposed offering (assuming (a) no preferred stock is issued upon conversion of the convertible notes, (b) no exercise of warrants sold in the proposed offering, and (c) the warrants issued in the proposed offering will be classified as equity instruments) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and (iii) to give further effect to the cashless exercise of 563,910 warrants into 358,992 shares of the Company’s Series C Preferred Stock.

	June 30, 2017 (in thousands) (unaudited)
	Actual	Pro forma As Adjusted
Cash and cash equivalents	215	5,266
Long-Term Liabilities:
Warrants to purchase common stock	1,948	—
Convertible promissory notes	713	—
Stockholders’ Deficiency:
Common stock, par value $0.001 per share – 20,000,000 shares authorized (actual) and 20,000,000 shares (pro forma as-adjusted); 2,632,710 shares issued and outstanding (actual) and 3,675,782 shares issued and outstanding (pro forma as-adjusted)	2	3
Preferred Stock, par value $0.001 per share – 5,000,000 shares authorized (actual) and 5,000,000 shares (pro forma as-adjusted); 1,951,261 issued and outstanding (actual) and 1,951,261 shares issued and outstanding (pro forma as-adjusted)	2	2
Additional paid-in capital	22,087	29,350
Accumulated deficit	(25,142)	(23,194)
Total stockholders’ equity (deficiency)	(3,051)	6,161
Total Capitalization	(390)	6,161

The number of shares to be outstanding immediately before and immediately after this offering is based on 2,632,710 shares of our common stock and 1,951,261 shares of Series C Preferred Stock outstanding as of June 30, 2017, and excludes as of that date:

●	331,293 shares of common stock issuable upon the exercise of warrants with an exercise price of $1.39 per share;

●	61,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $2.57 per share;

●	420,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $3.00 per share;

●	420,000 shares of common stock issuable upon the exercise of warrants with an exercise price of $6.00 per share;

●	412,000 shares of common stock issuable upon the exercise of 2017 Warrants with an exercise price of $5.90 per share;

●	1,951,261 shares of common stock issuable upon conversion of the currently outstanding Series C Preferred Stock;

●	358,995 additional shares of Series C Preferred Stock to purchase an aggregate of 563,910 shares of common stock issued to the holders of certain warrants that contained full ratchet anti-dilution price protection in such warrants that took place after June 30, 2017;

●	1,237,434 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $0.07 to $120.75 and having a weighted average exercise price of $3.87;

●	additional shares of common stock issuable upon the exercise of warrants to be issued to investors in the offering; and

●	additional shares of common stock issuable upon exercise of warrants to be issued to the underwriter in the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoVibronix, Inc.

Date: November 1, 2017	By:	/s/ Stephen Brown
Name: Stephen Brown
Title: Chief Financial Officer